Exhibit 99.02

                     Adelphia Announces Sale of Senior Notes

    COUDERSPORT, Pa., April 23, 1999-- Adelphia Communications Corporation (Nasdaq: ADLAC) announced today that it has sold $350,000,000 aggregate principal amount of new 7-7/8% Senior Notes due 2009. The Senior Notes due 2009 will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. Adelphia plans to use the net proceeds to repay existing indebtedness of subsidiaries. The transaction is expected to close on April 28, 1999.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

Prospectuses may be obtained from Chase Securities Inc., 270 Park Avenue, Fourth Floor, New York, New York 10017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

CONTACT: Timothy J. Rigas, Executive Vice President of Adelphia Communications Corporation, 814-274-9830